                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  October 1, 1996

                          TITANIUM METALS CORPORATION
               (Exact name of registrant as specified in charter)

           DELAWARE                       0-28538               13-5630895
 (State or other jurisdiction    (Commission File Number)    (I.R.S. Employer
       of incorporation)                                     Identification No.)

          1999 BROADWAY, SUITE 4300                            80202
               DENVER, COLORADO                              (Zip Code)
   (Address of principal executive offices)

       Registrant's telephone number, including area code  (303) 296-5600

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)

     The Registrant's Current Report on Form 8-K dated October 1, 1996 filed with the Securities and Exchange Commission on October 16, 1996 is amended as follows.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Businesses Acquired. The financial statements of Axel Johnson Metals, Inc. and Titanium Hearth Technologies are set forth as
Exhibit 99.1, and are incorporated by reference herein.

     (b) Pro Forma Financial Statements. Pro forma condensed consolidated financial statements of Titanium Metals Corporation and Subsidiaries are set forth as Exhibit 99.2 and are incorporated by reference herein.

     (c) Exhibits

                                                                                      PAGES
                                                                                   -----------
   99.1    Financial statements of (i) Axel Johnson Metals, Inc. as of December 31,
           1995 and for the year then ended and as of September 30, 1996 and for the nine-month period then ended and (ii) Titanium Hearth Technologies as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and as of September 30, 1996 and for the
           nine-month period then ended. With respect to the unaudited financial information of Axel Johnson Metals, Inc. as of and for the nine-month period ended September 30, 1996 included (or incorporated by reference)
           in this Form 8-K/A, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for review of such information. However, their separate report dated November 19,
           1996, appearing (or incorporated by reference) herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary had their report not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price
           Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part"
           of the registration statement prepared or certified by Price Waterhouse
           LLP within the meaning of sections 7 and 11 of the Act. With respect to the unaudited financial information of Titanium Hearth Technologies as of and for the nine-month period ended September 30, 1996 included (or incorporated by reference) in this Form 8-K/A, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for review of such information. However, their separate report dated November 19, 1996, appearing (or incorporated by reference) herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Price
           Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary had their report not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and
           11 of the Act...........................................................     F-1
   99.2    Titanium Metals Corporation and Subsidiaries pro forma condensed financial statements as of September 29, 1996 and for the fiscal year ended December 31, 1995 and for the nine-month period ended September
           29, 1996................................................................    PF-1

                                   SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            TITANIUM METALS CORPORATION
                                            (Registrant)

                                            /s/  J. Thomas Montgomery, Jr.
                                            ------------------------------------
                                            J. Thomas Montgomery, Jr.,
                                            Vice President -- Finance and
                                            Treasurer
                                            (Chief Accounting Officer)

December 4, 1996

                                                                    EXHIBIT 99.1

                          TITANIUM METALS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                     PAGE
                                                                                   ---------
FINANCIAL STATEMENTS:
  Axel Johnson Metals, Inc.:
     Report of Independent Accountants...........................................     F-2
     Review Report of Independent Accountants....................................     F-3
     Balance Sheet at December 31, 1995 and September 30, 1996 (unaudited).......     F-4
     Statement of Income for the year ended December 31, 1995 and the nine month
      period ended September 30, 1996 (unaudited)................................     F-5
     Statement of Stockholder's Equity for the year ended December 31, 1995 and
      the nine month period ended September 30, 1996 (unaudited).................     F-6
     Statement of Cash Flows for the year ended December 31, 1995 and the nine
      month period ended September 30, 1996 (unaudited)..........................     F-7
     Notes to Financial Statements...............................................  F-8/F-16
  Titanium Hearth Technologies:
     Report of Independent Accountants...........................................    F-17
     Review Report of Independent Accountants....................................    F-18
     Balance Sheets at December 31, 1994 and 1995 and September 30, 1996
      (unaudited)................................................................    F-19
     Statements of Income for the years ended December 31, 1993, 1994 and 1995
      and for the nine months ended September 30, 1996 (unaudited)...............    F-20
     Statements of Changes in Partners' Capital for the years ended December 31,
       1993, 1994 and 1995 and for the nine months ended September 30, 1996
      (unaudited)................................................................    F-21
     Statements of Cash Flows for the years ended December 31, 1993, 1994
       and 1995 and for the nine months ended September 30, 1996 (unaudited).....    F-22
     Notes to Financial Statements...............................................  F-23/F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Titanium Hearth Technologies, Inc.

     In our opinion, the accompanying balance sheet and the related statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Axel Johnson Metals, Inc. (a wholly-owned subsidiary of Axel Johnson Inc.) at December 31, 1995, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
November 19, 1996

                    REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Titanium Hearth Technologies, Inc.

     We have reviewed the accompanying balance sheet and the related statements of income, of stockholder's equity and of cash flows of Axel Johnson Metals, Inc. (a wholly-owned subsidiary of Axel Johnson Inc.) as of September 30, 1996, and for the nine-month period then ended. This financial information is the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial information for it to be in conformity with generally accepted accounting principles.

PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
November 19, 1996

                           AXEL JOHNSON METALS, INC.

                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                  DECEMBER 31,     SEPTEMBER 30,
                                                                      1995             1996
                                                                  ------------     -------------
                                                                                    (UNAUDITED)
                                             ASSETS
Current assets:
  Cash..........................................................     $    12          $    14
  Accounts receivable, net......................................       1,993            2,568
  Accounts receivable, joint venture............................       3,904            4,264
  Inventories...................................................       3,039            4,070
  Deferred income taxes.........................................         175              544
  Prepaid expenses and other current assets.....................         388              113
                                                                     -------          -------
          Total current assets..................................       9,511           11,573
Property, plant and equipment, net..............................       5,545            8,565
Investment in joint venture.....................................       7,713           13,651
Other assets....................................................         683              508
                                                                     -------          -------
                                                                     $23,452          $34,297
                                                                     =======          =======
                              LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..............................................     $ 1,676          $ 2,841
  Accrued expenses..............................................       1,945            3,158
                                                                     -------          -------
          Total current liabilities.............................       3,621            5,999
Deferred income taxes...........................................       2,601            2,678
Other liabilities...............................................         645              710
                                                                     -------          -------
          Total liabilities.....................................       6,867            9,387
                                                                     -------          -------
Commitments and contingencies (Note 8)
Stockholder's equity:
  Common stock, $1.00 par value, 10,000 shares authorized,
     issued and outstanding.....................................          10               10
  Retained earnings.............................................      16,575           24,900
                                                                     -------          -------
          Total stockholder's equity............................      16,585           24,910
                                                                     -------          -------
                                                                     $23,452          $34,297
                                                                     =======          =======

   The accompanying notes are an integral part of these financial statements.

                           AXEL JOHNSON METALS, INC.

                              STATEMENT OF INCOME
                                 (IN THOUSANDS)




                                                                                    NINE MONTHS
                                                                   YEAR ENDED          ENDED
                                                                  DECEMBER 31,     SEPTEMBER 30,
                                                                      1995             1996
                                                                  ------------     -------------
                                                                                    (UNAUDITED)
Revenues:
  Net sales.....................................................     $12,932          $10,077
  Net sales to joint venture....................................       6,659            7,836
  Billings to joint venture.....................................       4,144            3,305
                                                                     -------          -------
                                                                      23,735           21,218
                                                                     -------          -------
Costs and expenses:
  Cost of sales.................................................      18,197           16,070
  Other operating costs.........................................       2,519            1,860
  Selling, general and administrative...........................       2,185            1,968
  Restructuring.................................................          --              900
                                                                     -------          -------
                                                                      22,901           20,798
                                                                     -------          -------
Income from operations..........................................         834              420
Interest income.................................................         202               --
Interest expense -- related party...............................        (233)            (129)
Other...........................................................         188               --
                                                                     -------          -------
Income before equity in earnings of joint venture and income
  taxes.........................................................         991              291
Equity in earnings of joint venture.............................       4,851            5,938
                                                                     -------          -------
Income before income taxes......................................       5,842            6,229
Income taxes....................................................       2,285            2,434
                                                                     -------          -------
Net income......................................................     $ 3,557          $ 3,795
                                                                     =======          =======

   The accompanying notes are an integral part of these financial statements.

                           AXEL JOHNSON METALS, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          COMMON STOCK                      TOTAL
                                                        ----------------    RETAINED    STOCKHOLDER'S
                                                        SHARES    AMOUNT    EARNINGS       EQUITY
                                                        ------    ------    --------    -------------
Balance at December 31, 1994.........................   10,000      $10      $15,070       $15,080
Net income...........................................       --       --        3,557         3,557
Payments to Axel Johnson Inc., net...................       --       --       (2,052)       (2,052)
                                                        ------      ---      -------       -------
Balance at December 31, 1995.........................   10,000       10       16,575        16,585
Net income (unaudited)...............................       --       --        3,795         3,795
Contributions from Axel Johnson Inc., net
  (unaudited)........................................       --       --        4,530         4,530
                                                        ------      ---      -------       -------
Balance at September 30, 1996 (unaudited)............   10,000      $10      $24,900       $24,910
                                                        ======      ===      =======       =======

   The accompanying notes are an integral part of these financial statements.

                           AXEL JOHNSON METALS, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)




                                                                                    NINE MONTHS
                                                                  YEAR ENDED          ENDED
                                                                  DECEMBER 31,     SEPTEMBER 30,
                                                                      1995             1996
                                                                  ------------     -------------
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income....................................................     $ 3,557          $ 3,795
  Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
     Equity in earnings of joint venture in excess of
       distributions............................................      (2,229)          (5,938)
     Depreciation and amortization..............................         827              648
     Deferred income taxes......................................          83             (292)
     Changes in assets and liabilities:
       Accounts receivable......................................          71             (575)
       Accounts receivable, joint venture.......................         476             (360)
       Inventories..............................................        (263)          (1,031)
       Prepaid expenses and other current assets................       1,141              450
       Accounts payable.........................................         660            1,165
       Accrued expenses and other liabilities...................         672            1,278
                                                                     -------          -------
          Net cash provided by (used in) operating activities...       4,995             (860)
                                                                     -------          -------
Cash flows from investing activities:
  Purchase of property and equipment............................      (1,778)          (3,668)
                                                                     -------          -------
          Net cash used in investing activities.................      (1,778)          (3,668)
                                                                     -------          -------
Cash flows from financing activities:
  Payments on long-term debt....................................      (1,200)              --
  Payments (to) from Axel Johnson Inc...........................      (2,052)           4,530
                                                                     -------          -------
          Net cash provided by (used in) financing activities...      (3,252)           4,530
                                                                     -------          -------
(Decrease) increase in cash.....................................         (35)               2
Cash at beginning of period.....................................          47               12
                                                                     -------          -------
Cash at end of period...........................................     $    12          $    14
                                                                     =======          =======
Supplemental disclosures:
  Cash paid for
     Interest...................................................     $    52          $    --
     Income taxes...............................................         185              603

   The accompanying notes are an integral part of these financial statements.

                           AXEL JOHNSON METALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The Company

     Axel Johnson Metals, Inc. (the "Company") is a wholly-owned subsidiary of Axel Johnson Inc. ("Axel Johnson") (see Note 9).

     The Company operates a titanium scrap processing facility and melts and refines titanium and other metals for use in high-performance applications in the aerospace, marine, power generation, chemical processing, pulp and paper, electronics and petrochemical industries. The Company operates plants in California and Pennsylvania.

  Investment in Joint Venture

     The Company has a 50% interest in Titanium Hearth Technologies ("THT" or the "Partnership"), a partnership with Titanium Metals Corporation ("TIMET"). THT owns and operates cold hearth melting furnaces located in Pennsylvania and Nevada. The Company accounts for the joint venture on the equity method.

  Management estimates and assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash

     The Company participates in Axel Johnson's centralized cash management system. In general, the cash funding requirements of the Company have been met by, and substantially all cash generated by the Company has been transferred to, Axel Johnson.

  Revenue recognition

     Revenue from product sales and service revenue derived from the processing and melting of customer supplied material is recognized upon shipment of the product.

  Inventories

     Inventories are stated at the lower of cost, determined using the first-in first-out method, or market.

  Property, plant and equipment

     Property, plant and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets which range from three to twenty five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives or the lease term.

     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for Long-Lived Assets to Be Disposed Of," effective January 1, 1996. FAS 121 requires that the Company review long-lived assets and certain intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company annually performs an undiscounted cash flow analysis to determine if an asset has been impaired and any

                           AXEL JOHNSON METALS, INC.

impairment would be charged to operations in the period such determination is made. There was no financial statement effect of the adoption of FAS 121.

  Income taxes

     Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts. Current tax expense has been determined as if the Company was a separate taxpayer. Income taxes currently payable are deemed to have been remitted by the Company to Axel Johnson in the period that the liability arose. Income taxes currently receivable are deemed to have been received by the Company from Axel Johnson in the period that the refund could have been recognized by the Company had the Company been a separate taxpayer.

  Employee benefit plans

     Axel Johnson has a noncontributory defined benefit pension plan and an unfunded retirement restoration plan covering substantially all of the Company's employees and a postretirement benefit program for employees who meet service requirements. The Company's retirement benefit costs are limited to amounts allocated by Axel Johnson. The cost of these plans has been allocated to the Company based on the compensation of the Company's employees. Amounts allocated are not necessarily indicative of the costs that would have been incurred if the Company had been operated as a separate entity.

  Other operating costs

     Other operating costs include amounts billed to THT under the administrative services agreement (see Note 5).

  Restructuring charge (unaudited)

     During 1996, the Company charged $900,000 (unaudited) to operations for lease termination and site restoration costs related to the closing and consolidation of its Lionville, Pennsylvania scrap processing operations to new facilities in Morgantown, Pennsylvania.

  Fair value of financial instruments

     The estimated carrying value of the Company's financial instruments is considered to approximate fair value due to the relatively short maturities of the respective instruments.

  Concentrations of credit risk

     Financial instruments which subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company's accounts receivable are derived from sales to customers primarily in the United States. The Company performs ongoing credit evaluations of its customers, and generally requires no collateral from its customers. The Company maintains reserves for potential credit losses. At December 31, 1995, receivables from three customers represented 16%, 12%, and 11% respectively, of gross accounts receivable. At September 30, 1996, receivables from three customers represented 24%, 16% and 12%(unaudited), respectively, of gross accounts receivable.

                           AXEL JOHNSON METALS, INC.

  Unaudited Interim results

     The accompanying balance sheet at September 30, 1996, and the related statements of income, stockholder's equity and cash flows for the nine months ended September 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on a consistent basis with the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the interim period. The information disclosed in these Notes to Financial Statements as of September 30, 1996 and the nine months ended September 30, 1996 are unaudited. The results of operations for the interim period are not necessarily indicative of the operating results of a full year.

NOTE 2 -- BALANCE SHEET COMPONENTS:



                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1995            1996
                                                             ------------    -------------
                                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
        Accounts receivable:
          Gross accounts receivable.......................     $  2,018         $  2,593
          Less: allowance for doubtful accounts...........          (25)             (25)
                                                               --------         --------
                                                               $  1,993         $  2,568
                                                               ========         ========
        Inventories:
          Raw materials...................................     $    758         $    297
          Work-in-process.................................        2,137            3,038
          Finished goods..................................          144              735
                                                               --------         --------
                                                               $  3,039         $  4,070
                                                               ========         ========
        Property, plant and equipment, net:
          Land............................................     $    429         $    429
          Buildings.......................................        2,546            2,553
          Machinery and equipment.........................       11,849           13,280
          Leasehold improvements..........................          875              875
          Furniture and fixtures..........................          320              320
          Computers and software..........................          310              408
          Construction in progress........................          600            2,858
                                                               --------         --------
                                                                 16,929           20,723
          Less: accumulated depreciation and
             amortization.................................      (11,384)         (12,158)
                                                               --------         --------
                                                               $  5,545         $  8,565
                                                               ========         ========
        Accrued expenses:
          Accrued bonus...................................     $  1,350         $  1,430
          Accrued restructuring costs.....................           --              900
          Other current liabilities.......................          595              828
                                                               --------         --------
                                                               $  1,945         $  3,158
                                                               ========         ========

                           AXEL JOHNSON METALS, INC.

NOTE 3 -- NET SALES

     The following table summarizes sales for customers accounting for more than 10% of the Company's net sales:

                                                                            NINE MONTHS
                                                           YEAR ENDED          ENDED
                                                          DECEMBER 31,     SEPTEMBER 30,
                                                              1995             1996
                                                          ------------     -------------
                                                                            (UNAUDITED)
                                                                  (IN THOUSANDS)
        TIMET...........................................     $1,914           $ 1,618
        Customer "A"....................................      1,799             1,373
        Customer "B"....................................      1,372             1,129
        Customer "C"....................................      1,312                --

NOTE 4 -- JOINT VENTURE:

  Investment in Joint Venture

     Summarized financial information of THT, the Company's unconsolidated joint venture, is shown below:

                                                                            NINE MONTHS
                                                           YEAR ENDED          ENDED
                                                          DECEMBER 31,     SEPTEMBER 30,
                                                              1995             1996
                                                          ------------     -------------
                                                                            (UNAUDITED)
                                                                  (IN THOUSANDS)
        Income statement:
          Revenues......................................    $ 47,091          $58,114
          Operating costs and expenses..................      38,573           45,702
          Interest and other expenses, net..............         626              466
                                                            --------          -------
          Net income....................................    $  7,892          $11,946
                                                            ========          =======
        Balance sheet:
          Current assets................................    $ 17,992          $29,149
          Noncurrent assets.............................      20,263           19,878
          Current liabilities...........................       6,386           14,212
          Noncurrent liabilities........................       9,000               --
          Equity........................................      22,869           34,815

     In accordance with the joint venture agreement, the Company is entitled to a preferred distribution in an amount equal to the excess gross profit of the joint venture from other than TIMET sales over a base amount. The total preferred distribution payable to the Company is limited to the present value of $4 million as of the date of the agreement using the prime rate as the discount rate and has been fully accrued as of December 31, 1995.

                           AXEL JOHNSON METALS, INC.

NOTE 5 -- RELATED PARTY TRANSACTIONS:

     TRANSACTIONS WITH AXEL JOHNSON

     Related party transactions with Axel Johnson not disclosed elsewhere in the financial statements are as follows:

  Intercompany balances

     Amounts due to or from Axel Johnson consist of cash remittances made by the Company to Axel Johnson from its operating bank accounts offset by cash advances and other charges for purchases of property and equipment, acquisitions, current income tax liabilities, intercompany allocations and other charges, and fluctuating working capital needs. Neither Axel Johnson nor the Company charged interest on the balances due. Interest expense was allocated to the Company from Axel Johnson based on a working capital formula. At the end of each period, the intercompany balances were charged to equity.

  Employee benefit programs

     The Company participates in various employee benefit programs which are sponsored by Axel Johnson. These programs include medical, dental and life insurance, and workers' compensation. The Company reimburses Axel Johnson for its proportionate cost of these programs based on historical experience and relative headcount. The costs reimbursed to Axel Johnson include costs for reported claims, as well as incurred but not reported claims. The Company recorded expense related to the reimbursement of these costs of approximately $277,000 and $217,000 (unaudited) in 1995 and the nine months ended September 30, 1996, respectively. The costs are charged to cost of sales and selling, general and administrative expense based on the number of employees in each of these categories. The Company believes the allocation by Axel Johnson of the proportionate cost is reasonable but is not necessarily indicative of the costs that would have been incurred had the Company operated on a stand-alone basis. See Note 7 for other benefit plans.

  Administrative services

     Axel Johnson provides limited services to the Company, including certain treasury, accounting, tax, internal audit, legal and human resource functions. The costs of these functions have been allocated to the Company based primarily on the Company's revenues. Management believes that such allocations are reasonable. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if the Company had been a separate entity. The allocated cost of these services amounting to $380,000 and $314,000 (unaudited) in 1995 and the nine months ended September 30, 1996, respectively, have been included in selling, general and administrative expenses in the statement of operations.

     TRANSACTIONS WITH THT

     Pursuant to the THT partnership agreement, certain services are provided to THT at negotiated amounts. Activity under these service agreements for the year ended December 31, 1995 and nine months ended September 30, 1996 are as follows:

  Administrative services agreement

     Pursuant to the formation of THT, the Company entered into an agreement to provide to the Partnership administrative, technical and managerial services, as defined, through August 31, 1997, with automatic one year renewals unless either party gives notice of termination in accordance with the

                           AXEL JOHNSON METALS, INC.

provisions of the agreement. The fee for such services is based on 90% of a Base Rate, as defined (subject to escalation at a rate of 5% per annum commencing January 1, 1993), plus all out of pocket expenses incurred by the Company attributable to performing such services. The fees are subject to reduction, as defined, in the event the Base Rate exceeds 90% of actual costs incurred by the Company. The Company charged THT $4,144,000 and $3,305,000 (unaudited) for services and out of pocket expenses under this agreement for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

  Raw materials supply and processing agreement

     Pursuant to the formation of the Partnership, the Company, THT and TIMET entered into an agreement effective through August 31, 1997 whereby the Company agreed to (a) sell to THT, subject to availability in the market, at the fair market value, scrap that THT orders from the Company and (b) subject to available capacity, to provide scrap processing services to THT with respect to scrap owned by THT and TIMET at rates set forth in the agreement. Such rates are dependent on the relative strength of the titanium market, as defined in the agreement. This agreement is subject to automatic one year renewals unless the Company gives THT and TIMET one year's prior notice of termination. Amounts charged to THT by the Company under this agreement totaled $2,824,000 and $4,482,000 (unaudited) for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

  Reciprocal conversion services agreement

     Pursuant to the formation of the Partnership, the Company and THT entered into an agreement whereby, to the extent of available capacity, each party would perform cold hearth melting services through August 31, 1997 with automatic one year renewals unless either party terminates with one year's prior notice. As amended, this agreement provides that fees for services rendered under the agreement will be charged at an amount equal to the lesser of either (a) three times the providing party's Direct Cost, as defined, or (b) in the event the Company is the providing party, the Company's Direct Cost to provide such services plus one-half of THT's average gross profit per pound for all of THT's products for the month in which such services are provided multiplied by the number of pounds produced with such services, subject to certain adjustments and conditions per the agreement. The Company charged THT $3,835,000 and $3,354,000 (unaudited) under this agreement for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

  Other

     Accounts receivable, joint venture of $3,904,000 and $4,264,000 (unaudited) as of December 31, 1995 and September 30, 1996, respectively, related to services performed under the above agreements.

     In connection with the formation of the Partnership, the Company contributed a joint ownership interest in certain patents which are used by the Partnership.

                           AXEL JOHNSON METALS, INC.

NOTE 6 -- INCOME TAXES:

     The provision for income taxes consists of the following:

                                                                            NINE MONTHS
                                                           YEAR ENDED          ENDED
                                                          DECEMBER 31,     SEPTEMBER 30,
                                                              1995             1996
                                                          ------------     -------------
                                                                            (UNAUDITED)
                                                                  (IN THOUSANDS)
        Current:
          Federal.......................................     $1,781            $2,205
          State.........................................        421               521
                                                             ------            ------
                                                              2,202             2,726
                                                             ------            ------
        Deferred:
          Federal.......................................         67              (259)
          State.........................................         16               (33)
                                                             ------            ------
                                                                 83              (292)
                                                             ------            ------
        Provision for income taxes......................     $2,285            $2,434
                                                             ======            ======

     The following is a reconciliation of the U.S. federal income tax rate to the Company's effective income tax rate:


                                                                            NINE MONTHS
                                                           YEAR ENDED          ENDED
                                                          DECEMBER 31,     SEPTEMBER 30,
                                                              1995             1996
                                                          ------------     -------------
                                                                            (UNAUDITED)
        Provision at statutory rate.....................      34.0%             34.0%
        State income taxes, net of federal tax
          benefits......................................       4.9               4.9
        Other...........................................        .2                .1
                                                              ----              ----
        Effective rate..................................      39.1%             39.0%
                                                              ====              ====

     For the nine months ended September 30, 1996, an overall effective rate of 39% was used which reflects the Company's estimate of the effective rate for the year ending December 31, 1996.

     Deferred tax assets/liabilities are comprised of the following:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1995            1996
                                                             ------------    -------------
                                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
        Deferred tax assets:
          Accrued expenses................................      $  296           $  640
          Reserves........................................          59              128
          Other...........................................          57               --
                                                                ------           ------
                                                                   412              768
                                                                ------           ------
        Deferred tax liabilities:
          Depreciation and amortization...................       2,238            2,385
          THT Partnership.................................         513              513
          Other...........................................          87                4
                                                                ------           ------
                                                                 2,838            2,902
                                                                ------           ------
        Net deferred tax liability........................      $2,426           $2,134
                                                                ======           ======

                           AXEL JOHNSON METALS, INC.

NOTE 7 -- EMPLOYEE BENEFIT PLANS:

     Thrift plan

     The Company participates in an Axel Johnson Thrift Plan qualified under
Section 401(k) of the Internal Revenue Code. The Thrift Plan allows employees to defer up to 16% of their compensation not to exceed the amount allowed by the applicable Internal Revenue Service guidelines. The Company matches 60% of employee contributions made on a pre-tax basis and 30% of employee contributions made on a post-tax basis, subject to a maximum of 6% of total eligible employee compensation. Company contributions vest ratably over 5 years of service or 2 years of Plan participation, whichever occurs first. Contributions by the Company under the Thrift Plan amounted to $157,000 and $137,000 (unaudited) in 1995 and the nine months ended September 30, 1996, respectively.

     Pension plan

     The Company's employees participate in a noncontributory defined benefit pension plan sponsored by Axel Johnson. Benefits under the plan are based on years of service and employees' compensation. The plan's assets are invested principally in equity and fixed-income securities. It is Axel Johnson's policy to satisfy the minimum funding requirements of the Employees Retirement Income Security Act of 1974 (ERISA).

     Net periodic pension cost was determined by measuring the Projected Benefit Obligation ("PBO") for the Company's employees using a discount rate of 8.5% and 7.3% (unaudited), and an assumed long-term rate of compensation of 5.3% and 4.5% (unaudited) in 1995 and the nine months ended September 30, 1996, respectively. The PBO for such employees was determined using a discount rate of 7.3% at December 31, 1995. The PBO so measured was $2,350,000 at December 31, 1995.

     Certain elements of pension costs, including expected return on assets (which was 9% in 1995 and 9.5% for the nine months ended September 30, 1996), and net amortization, were allocated based on the relationship of the PBO for the Company to the total PBO of the defined benefit pension plan. The elements of pension cost allocated to the Company using this method were:




                                                                            NINE MONTHS
                                                           YEAR ENDED          ENDED
                                                          DECEMBER 31,     SEPTEMBER 30,
                                                              1995              1996
                                                          ------------      -------------
                                                                           (UNAUDITED)
                                                                  (IN THOUSANDS)
        Service cost....................................      $ 193            $ 203
        Interest cost...................................        165              139
        Net amortization................................       (155)            (141)
        Expected return on assets.......................       (181)            (135)
                                                              -----            -----
                                                              $  22            $  66
                                                              =====            =====

     The Company's employees are also eligible to participate in the Axel Johnson retirement restoration plan. This plan is for employees whose benefits under the defined benefit pension plans are reduced due to limitation under federal tax laws. The Company's pension expense for this plan, using the same methodology as described above, was $9,000 and $11,000 (unaudited) in 1995 and the nine months ended September 30, 1996, respectively. The projected benefit obligation at December 31, 1995 was $66,000.

                           AXEL JOHNSON METALS, INC.

     Postretirement benefits plan

     Company employees, who meet the service requirements, participate in postretirement benefit programs which provide health care and life insurance benefits sponsored by Axel Johnson. Axel Johnson funds such benefits as they are incurred.

     Net postretirement benefit cost was determined by measuring the postretirement projected benefit obligation for the Company's employees using a discount rate of 8.5% and 7.3% (unaudited), and an assumed rate of increase in future healthcare costs ranging from 6% to 10.5% and 5.5% to 9.5% (unaudited) in 1995 and the nine months ended September 30, 1996, respectively. The PBO for such employees was determined using a discount rate of 7.3% at December 31, 1995. The PBO so measured was $565,000 at December 31, 1995.

     Certain elements of postretirement benefit cost were allocated based on the relationship of the PBO for the Company to the total PBO of the plan. The elements of postretirement benefit cost allocated to the Company using this method were:


                                                                            NINE MONTHS
                                                           YEAR ENDED          ENDED
                                                          DECEMBER 31,     SEPTEMBER 30,
                                                              1995             1996
                                                          ------------     -------------
                                                                            (UNAUDITED)
                                                                  (IN THOUSANDS)
        Service cost....................................      $ 17              $17
        Interest cost...................................        40               31
        Net amortization................................        16               14
                                                               ---              ---
                                                              $ 73              $62
                                                               ===              ===

NOTE 8 -- COMMITMENTS:

     The Company leases certain of its manufacturing and office facilities. Total rent expense in 1995 and the nine months ended September 30, 1996 was $550,000 and $427,000 (unaudited), respectively. Future annual minimum lease payments under all noncancelable operating leases are as follows:


                          YEARS ENDING DECEMBER 31,                  AMOUNT
                ----------------------------------------------   --------------
                                                                 (IN THOUSANDS)
                  1996........................................       $  592
                  1997........................................          438
                  1998........................................          184
                  1999........................................          130
                  2000 and thereafter.........................           13
                                                                     ------
                                                                     $1,357
                                                                     ======

     The Company has accrued $400,000 of future lease payments related to the closure of its Lionville, Pennsylvania facility as described in Note 1.

     The Company is one of the guarantors of a $150 million revolving line of credit and a $50 million term loan obtained by Axel Johnson.

NOTE 9 -- SUBSEQUENT EVENT:

     On October 1, 1996, TIMET acquired substantially all of the assets and assumed substantially all of the liabilities of the Company for approximately $96 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Management Committee
and Partners of Titanium Hearth Technologies

     In our opinion, the accompanying balance sheets and the related statements of income, of changes in partners' capital and of cash flows present fairly, in all material respects, the financial position of Titanium Hearth Technologies (the "Partnership") at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
January 26, 1996

                    REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

To the Management Committee and Partners of
Titanium Hearth Technologies

     We have reviewed the accompanying balance sheet and the related statements of income, of changes in partners' capital and of cash flows of Titanium Hearth Technologies (the "Partnership") as of September 30, 1996, and for the nine-month period then ended. This financial information is the responsibility of the Partnership's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial information for it to be in conformity with generally accepted accounting principles.

PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
November 19, 1996

                          TITANIUM HEARTH TECHNOLOGIES
                               (A JOINT VENTURE)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                             DECEMBER 31,
                                                          -------------------     SEPTEMBER 30,
                                                           1994        1995           1996
                                                          -------     -------     -------------
                                                                                   (UNAUDITED)
                                            ASSETS

Cash....................................................  $    83     $    84        $    94
Accounts receivable.....................................    4,056       5,301         11,204
Accounts receivable, partner............................    1,915       2,627          1,492
Inventories.............................................    5,770       9,457         16,341
Prepaid expenses........................................       31         523             18
                                                          -------     -------        -------
          Total current assets..........................   11,855      17,992         29,149
Machinery and equipment, net............................   18,465      20,259         19,861
Other assets............................................       20           4             17
                                                          -------     -------        -------
          Total assets..................................  $30,340     $38,255        $49,027
                                                          =======     =======        =======

                               LIABILITIES AND PARTNERS' CAPITAL

Current portion of long-term debt.......................  $    --     $    --        $ 6,300
Accounts payable and accrued expenses...................    1,135       2,482          3,648
Accounts payable, partner...............................      920       2,208          4,264
Distributions payable...................................    3,312       1,696             --
                                                          -------     -------        -------
          Total current liabilities.....................    5,367       6,386         14,212
Long-term debt..........................................    6,300       9,000             --
                                                          -------     -------        -------
          Total liabilities.............................   11,667      15,386         14,212
                                                          -------     -------        -------
Commitments and contingencies (Note 12)
Contributed capital.....................................   19,000      19,000         19,000
Accumulated earnings (deficit)..........................     (327)      3,869         15,815
                                                          -------     -------        -------
          Net partners' capital.........................   18,673      22,869         34,815
                                                          -------     -------        -------
          Total liabilities and partners' capital.......  $30,340     $38,255        $49,027
                                                          =======     =======        =======

   The accompanying notes are an integral part of these financial statements.

                          TITANIUM HEARTH TECHNOLOGIES
                               (A JOINT VENTURE)

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                    NINE MONTHS
                                                  YEARS ENDED DECEMBER 31,             ENDED
                                               -------------------------------     SEPTEMBER 30,
                                                1993        1994        1995           1996
                                               -------     -------     -------     -------------
                                                                                    (UNAUDITED)
Product sales................................  $13,421     $10,333     $27,551        $39,490
Service revenues.............................    5,250       7,994       9,516          9,314
Sales to related parties.....................    8,155       7,939      10,024          9,310
                                               -------     -------     -------        -------
Net sales....................................   26,826      26,266      47,091         58,114
Cost of sales................................   19,375      17,900      33,200         41,055
                                               -------     -------     -------        -------
Gross profit.................................    7,451       8,366      13,891         17,059
Selling, general and administrative
  expenses...................................    4,159       4,508       5,373          4,647
                                               -------     -------     -------        -------
Income from operations.......................    3,292       3,858       8,518         12,412
Interest expense.............................     (260)       (400)       (630)          (466)
Interest income..............................        8           6           4             --
                                               -------     -------     -------        -------
Net income...................................  $ 3,040     $ 3,464     $ 7,892        $11,946
                                               =======     =======     =======        =======

   The accompanying notes are an integral part of these financial statements.

                          TITANIUM HEARTH TECHNOLOGIES
                               (A JOINT VENTURE)

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND NINE MONTHS ENDED SEPTEMBER 30,
                                      1996
                                 (IN THOUSANDS)

                                                                          ACCUMULATED
                                                          CONTRIBUTED      EARNINGS
                                                            CAPITAL        (DEFICIT)       TOTAL
                                                          -----------     -----------     -------
Balance at December 31, 1992..............................   $19,000        $   806       $19,806
Net income................................................        --          3,040         3,040
Distributions paid and payable............................        --         (2,244)       (2,244)
                                                             -------        -------       -------
Balance at December 31, 1993..............................    19,000          1,602        20,602
Net income................................................        --          3,464         3,464
Distributions paid and payable............................        --         (5,393)       (5,393)
                                                             -------        -------       -------
Balance at December 31, 1994..............................    19,000           (327)       18,673
Net income................................................        --          7,892         7,892
Distributions paid and payable............................        --         (3,696)       (3,696)
                                                             -------        -------       -------
Balance at December 31, 1995..............................    19,000          3,869        22,869
Net income (unaudited)....................................        --         11,946        11,946
                                                             -------        -------       -------
Balance at September 30, 1996 (unaudited).................   $19,000        $15,815       $34,815
                                                             =======        =======       =======

   The accompanying notes are an integral part of these financial statements.

                          TITANIUM HEARTH TECHNOLOGIES
                               (A JOINT VENTURE)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    NINE MONTHS
                                                  YEARS ENDED DECEMBER 31,             ENDED
                                               -------------------------------     SEPTEMBER 30,
                                                1993        1994        1995           1996
                                               -------     -------     -------     -------------
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income.................................  $ 3,040     $ 3,464     $ 7,892        $11,946
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation............................      829         909       1,148          1,087
     Changes in operating assets and
       liabilities:
       Accounts receivable...................   (1,368)        200      (1,245)        (5,903)
       Accounts receivable, partner..........     (905)        154        (712)         1,135
       Inventories...........................   (1,395)       (580)     (3,687)        (6,884)
       Prepaid expenses......................       (8)        (16)       (492)           505
       Other assets..........................       13          20          16            (13)
       Accounts payable and accrued
          expenses...........................      382          17       1,347          1,166
       Accounts payable, partner.............    2,431      (1,819)      1,288          2,056
                                               -------     -------     -------        -------
          Net cash provided by operating
            activities.......................    3,019       2,349       5,555          5,095
                                               -------     -------     -------        -------
Cash flows from investing activities:
  Purchases of machinery and equipment.......     (361)       (899)     (2,942)          (689)
                                               -------     -------     -------        -------
Cash flows from financing activities:
  Net borrowings under line of credit........     (700)      1,000       2,700         (2,700)
  Distributions paid.........................   (1,944)     (2,381)     (5,312)        (1,696)
                                               -------     -------     -------        -------
          Net cash used in financing
            activities.......................   (2,644)     (1,381)     (2,612)        (4,396)
                                               -------     -------     -------        -------
Net change in cash...........................       14          69           1             10
Cash at beginning of period..................       --          14          83             84
                                               -------     -------     -------        -------
Cash at end of period........................  $    14     $    83     $    84        $    94
                                               =======     =======     =======        =======
Supplemental disclosure of cash flow
  information:
  Cash paid during the period for interest...  $   250     $   375     $   590        $   476

   The accompanying notes are an integral part of these financial statements.

                          TITANIUM HEARTH TECHNOLOGIES
                               (A JOINT VENTURE)

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. ORGANIZATION AND OPERATION

     Organization and Description of the Business. Titanium Hearth Technologies (the "Partnership") was formed pursuant to a Joint Venture Agreement (the "Agreement") between Axel Johnson Metals, Inc. ("AJM") and Titanium Metals Corporation ("TIMET") on August 31, 1992. (See Notes 8 and 9.)

     The Partnership was formed pursuant to the Pennsylvania Uniform Partnership Act.

     The Partnership produces titanium slabs, ingots and alloy electrodes at plants in Morgantown, Pennsylvania and Verdi, Nevada. The primary application for titanium has historically been the aerospace industry where it is used in both air frames and engines. Other major markets for titanium include power generation, chemical processing, pulp and paper, desalinization, medical implants and recreational equipment. The primary customers for the Partnership's products are titanium mill product producers in the United States and abroad. These producers manufacture semi-finished products such as plates, sheets, strip, bar, billets and tubing. Secondary customers for the Partnership's products include a number of smaller fabrication shops and service centers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Reclassifications. The Partnership has reclassified certain balances for comparative purposes.

     Revenue Recognition. Sales are recognized at time of shipment of titanium and titanium alloy products. Sales are also recognized at time of shipment for service revenues derived from the melting of customer supplied materials.

     Cash and Cash Equivalents. For the purposes of the statement of cash flows, the Partnership considers all highly liquid short term investments with an original maturity of three months or less to be cash equivalents.

     Inventories. Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead.

     Machinery and Equipment. The initial contribution of machinery and equipment by the partners was recorded at fair market value as determined by an independent appraisal. (See Note 8.) Subsequent additions to machinery and equipment are carried at cost. Maintenance, repairs and minor renewals are charged to expense as incurred. When assets are sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the results of operations. Depreciation of machinery and equipment is computed on the straight-line method over the estimated useful lives of the assets which range from 5 to 25 years.

     Concentrations of Credit Risk. Accounts receivable credit risk is dispersed across approximately 25 United States customers and several European and Japanese customers. Over 68%, 76% and 83% of current accounts receivable credit risk is concentrated between three customers.

                          TITANIUM HEARTH TECHNOLOGIES
                               (A JOINT VENTURE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

UNAUDITED INTERIM RESULTS

     The accompanying balance sheet at September 30, 1996, and the related statements of income, changes in partners' capital and cash flows for the nine months ended September 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on a consistent basis with the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the interim period. The information disclosed in these Notes to Financial Statements as of September 30, 1996 and the nine months ended September 30, 1996 are unaudited. The results of operations for the interim period are not necessarily indicative of the operating results of a full year.

3. NET SALES

     Significant Customers. Included in net sales for the years ended December 31, 1993, 1994 and 1995 are sales to 3, 2 and 3 customers (A, B and C, A and B and A, B and D, respectively), which amounted to approximately 25%, 29% and 17%, 28% and 30%, and 24%, 21%, and 13% of annual sales, respectively.

     Export Sales. Net sales based on point of destination by geographic area are as follows:

                                                                               NINE MONTHS
                                              YEARS ENDED DECEMBER 31,            ENDED
                                          --------------------------------    SEPTEMBER 30,
                                            1993        1994        1995          1996
                                          --------    --------    --------    -------------
                                                                               (UNAUDITED)
        United States...................   $24,347     $21,935     $34,668       $43,254
        International...................     2,479       4,331      12,423        14,860
                                           -------     -------     -------       -------
                                           $26,826     $26,266     $47,091       $58,114
                                           =======     =======     =======       =======

4. INVENTORIES

     Inventories comprise:

                                                      DECEMBER 31,
                                                   ------------------     SEPTEMBER 30,
                                                    1994        1995          1996
                                                   ------      ------     -------------
                                                                           (UNAUDITED)
        Finished goods............................ $1,602      $2,482        $ 4,662
        Work-in-process...........................  2,805       5,383          8,658
        Raw materials.............................  1,363       1,592          3,021
                                                   ------      ------        -------
                                                   $5,770      $9,457        $16,341
                                                   ======      ======        =======

5. MACHINERY AND EQUIPMENT

     A summary of machinery and equipment and related accumulated depreciation is as follows:

                                                     DECEMBER 31,
                                                  -------------------     SEPTEMBER 30,
                                                   1994        1995           1996
                                                  -------     -------     -------------
                                                                           (UNAUDITED)
        Machinery and equipment.................. $20,463     $23,405        $24,094
          Less: Accumulated depreciation.........  (1,998)     (3,146)        (4,233)
                                                  -------     -------        -------
                                                  $18,465     $20,259        $19,861
                                                  =======     =======        =======

                          TITANIUM HEARTH TECHNOLOGIES
                               (A JOINT VENTURE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     Depreciation expense was $829, $909, $1,148 and $1,087 (unaudited) for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996, respectively.

6. DEBT

     The Partnership has a credit agreement with two banks which provides for borrowings up to $12,000. The outstanding balance at December 31, 1994 and 1995 and September 30, 1996 was $6,300, $9,000 and $6,300 (unaudited), respectively. The term of the credit agreement expires on December 29, 1997, as revised. Borrowings under the agreement bear interest, at the Partnership's option, at the higher of LIBOR plus 1.25% or the Federal funds rate plus .50% or the prime rate (7.13% at December 31, 1995 and a weighted average of 7.23% for the year ended December 31, 1995). During January 1996, the interest rate was revised to the higher of LIBOR plus .85% or the Federal funds rate plus .50% or the prime rate. Additionally, the Partnership shall pay a quarterly fee of .125% per annum on the unborrowed portion of the commitment and shall pay a facility fee on a quarterly basis of .25% per annum on the aggregate commitment.

     The credit line is nonrecourse to either partner but is secured by substantially all Partnership assets, including accounts receivable, inventory and certain machinery and equipment.

     The credit line agreement contains certain restrictions that require the Partnership, among other things, to maintain (a) a quick ratio, as defined, of not less than 2 to 1, (b) a tangible net worth, excluding distributions payable, of at least $24,180 and (c) a minimum ratio of inventory and accounts receivable to the loan of 1 to 1 and places limitations on (a) the incurrence of additional indebtedness, (b) the payment of annual distributions to partners, (c) the transfer of assets, and (d) the incurrence of capital expenditures. In addition, for years beginning on and after January 1, 1994, the Partnership is required to maintain income from operations before interest expense for each year of at least $3,000.

     In July, 1996 the Partnership's credit agreement was revised to provide for borrowings up to $15,000 (unaudited). See Note 13.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments that are subject to fair value disclosure requirements are carried in the financial statements at amounts that approximate fair value. Based on the terms of the line of credit as discussed in Note 6, the carrying value of the borrowing under the line of credit approximates its fair value.

8. PARTNERS' CONTRIBUTIONS AND PREFERRED DISTRIBUTIONS

     Immediately prior to the formation of the Partnership, AJM sold to TIMET, for cash and a note, an undivided 50% interest in certain machinery and equipment with a fair value of approximately $19 million. This machinery and equipment was contributed to the Partnership at formation.

     In accordance with the Agreement, AJM is entitled to a preferred distribution in an amount equal to the excess gross profit of the Partnership from other than TIMET sales over a base amount. The total preferred distribution payable to AJM is limited to the present value of $4,000 as of the date of the Agreement using the prime rate as the discount rate and has been fully accrued as of December 31, 1995.

9. RELATED PARTY TRANSACTIONS

     Under the Agreement, certain services are provided either to the Partnership by the partners or to the partners by the Partnership at negotiated amounts. Activity under these service agreements for the

                          TITANIUM HEARTH TECHNOLOGIES
                               (A JOINT VENTURE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 was as follows:

     Conversion Services Agreement. Pursuant to the formation of the Partnership, TIMET and the Partnership entered into an agreement whereby the Partnership is to provide cold hearth melting services to TIMET through August 31, 1997 with automatic one year renewals unless either party gives one year's prior written notice to terminate. The pricing for such services are specified in the agreement, subject to a defined maximum price, and are a function of the Adjusted Annual Aggregate Melt Volume, as defined, and the relative strength of the titanium market, as determined in accordance with the agreement. TIMET also committed to purchase certain minimum volume requirements throughout the term of the agreement. Titanium conversion services by the Partnership for TIMET totalled $7,428, $7,800, $10,024 and $9,310 (unaudited) for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, respectively.

     Administrative Services Agreement. Pursuant to the formation of the Partnership, AJM entered into an agreement to provide to the Partnership administrative, technical and managerial services, as defined, through August 31, 1997, with automatic one year renewals unless either party gives notice of termination in accordance with the provisions of the agreement. The fee for such services is based on 90% of a Base Rate, as defined (subject to escalation at a rate of 5% per annum commencing January 1, 1993), plus all out of pocket expenses incurred by AJM attributable to performing such services. The fees are subject to reduction, as defined, in the event the Base Rate exceeds 90% of actual costs incurred by AJM. AJM charged the Partnership $3,605, $3,873, $4,144 and $3,305 (unaudited) for services and out of pocket expenses under this agreement for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, respectively.

     Raw Materials Supply and Processing Agreement. Pursuant to the formation of the Partnership, the Partnership, AJM and TIMET entered into an agreement effective through August 31, 1997 whereby AJM agreed to (a) sell to the Partnership, subject to availability in the market, at the fair market value, scrap that the Partnership orders from AJM and (b) subject to available capacity, to provide scrap processing services to the Partnership with respect to scrap owned by the Partnership and TIMET, at rates set forth in the agreement. Such rates are dependent on the relative strength of the titanium market, as defined in the agreement. This agreement is subject to automatic one year renewals unless AJM gives the Partnership and TIMET one year's prior notice of termination. Amounts charged to the Partnership by AJM under this agreement totalled $6,496, $2,067, $2,824 and $4,482 (unaudited) for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, respectively.

     Reciprocal Conversion Services Agreement. Pursuant to the formation of the Partnership, the Partnership and AJM entered into an agreement whereby, to the extent of available capacity, each party would perform cold hearth melting services through August 31, 1997 with automatic one year renewals unless either party terminates with one year's prior notice. As amended, this agreement provides that fees for services rendered under the agreement will be charged at an amount equal to the lesser of either (a) three times the providing party's Direct Cost, as defined, or (b) in the event AJM is the providing party, AJM's Direct Cost to provide such services plus one-half of the Partnership's average gross profit per pound for all of the Partnership's products for the month in which such services are provided multiplied by the number of pounds produced with such services, subject to certain adjustments and conditions per the agreement. The Partnership was charged $2,693, $3,069, $3,835 and $3,354 (unaudited) by AJM under this agreement for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, respectively.

                          TITANIUM HEARTH TECHNOLOGIES
                               (A JOINT VENTURE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

     Other. Accounts receivable, partner includes $1,915, $2,627 and $1,492 (unaudited) due from TIMET at December 31, 1994 and 1995 and September 30, 1996, respectively, related to services performed under the above agreements and product sales to TIMET. Accounts payable, partner includes $920, $2,208 and $4,264 (unaudited) due to AJM at December 31, 1994 and 1995 and September 30, 1996, respectively, related to services rendered under the above agreements and inventory purchases from AJM.

     The Partnership has also paid to TIMET $100 per year under a technical services agreement which expires on December 31, 1996.

     In connection with the formation of the Partnership, AJM contributed a joint ownership interest in certain patents which are used by the Partnership.

     See Note 12 regarding facilities leased by the Partnership from AJM.

10. INCOME TAXES

     As a Partnership, Titanium Hearth Technologies is not liable for the payment of taxes on income. Net income is allocated to the respective partners on an annual basis, and it is the partners' responsibility to pay income taxes, if any, thereon according to their respective tax positions.

11. EMPLOYEE BENEFITS

     Post Retirement Benefits. Employees of the Partnership, meeting the service requirements, are members of the Axel Johnson Inc. (parent company of AJM) postretirement benefit program which provides health care benefits and life insurance benefits to employees. This is treated by the Partnership as a multiemployer plan under Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The postretirement benefit cost to the Partnership was approximately $1, $2, $2 and $2 (unaudited) for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, respectively.

     Pension Plan. Employees of the Partnership, meeting the service requirements, are members of the Axel Johnson Inc. defined benefit pension plan. This is treated by the Partnership as a multiemployer plan under Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." The pension cost to the Partnership was $11, $16, $21 and $34 (unaudited) for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, respectively.

     401(k) Thrift Plan. Employees of the Partnership, meeting the service requirements, are members of the Axel Johnson Inc. defined contribution 401(k) thrift plan. The Partnership, on a nondiscretionary basis, will match participating employees' contributions based on 60% of the first 6% contributed to the plan by employees. The Partnership's matching contribution was $16, $23, $41 and $41 (unaudited) for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, respectively.

12. COMMITMENTS AND CONTINGENCIES

     Operating Leases. Since its formation, the Partnership has leased building space used in its Morgantown production facilities from AJM. This lease, which has been recorded as an operating lease, provides for rental payments of $50 per year and will remain in effect until August 31, 2021. The terms of this lease are considered to be favorable to the Partnership as a result of the related party nature of the

                          TITANIUM HEARTH TECHNOLOGIES
                               (A JOINT VENTURE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)

participants to this lease. The Partnership also leases facilities for its Verdi, Nevada operations under an agreement which provides for rental payments of approximately $65 per year through April, 1998.

     Contingencies. The Partnership is not involved in any claims and disputes which the Partnership's management believes will have a material adverse effect on the Company's financial condition, results of operations or liquidity.

13. UNAUDITED SUBSEQUENT EVENTS:

     On October 1, 1996, Timet acquired substantially all of the assets, including AJM's share of the Partnership, and assumed substantially all of the liabilities of AJM for approximately $96,000.

     In connection with the sale of AJM, the Partnership's lenders agreed to continue to make the credit line available through December 31, 1996 at which time the credit line would need to be renewed or refinanced. Therefore, the amount due under the credit line is classified as a current liability.

                                                                    EXHIBIT 99.2

                          TITANIUM METALS CORPORATION

               INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                                                                     PAGE
                                                                                   ---------
UNAUDITED PRO FORMA FINANCIAL STATEMENTS:
     Unaudited Pro Forma Condensed Consolidated Financial Statements.............    PF-2
     Report of Independent Accountants...........................................    PF-3
     Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 29,
      1996.......................................................................    PF-4
     Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet...........    PF-5
     Unaudited Pro Forma Condensed Consolidated Statement of Operations
       for the fiscal year 1995..................................................    PF-6
     Notes to unaudited Pro Forma Condensed Consolidated Statement of Operations
      for the fiscal year 1995...................................................   PF-7-9
     Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
      nine-month period ended September 29, 1996.................................    PF-10
     Notes to unaudited Pro Forma Condensed Consolidated Statement of Operations
      for the nine-month period ended September 29, 1996.........................    PF-11

                  TITANIUM METALS CORPORATION AND SUBSIDIARIES

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements reflect the consolidated financial position and results of continuing operations of Titanium Metals Corporation and Subsidiaries ("the Company") as of and for the periods indicated giving effect to the IMI Titanium Acquisition and the AJM Acquisition under the assumptions and estimates set forth in the notes thereto. The IMI Titanium Acquisition has been accounted for by the purchase method of accounting and consolidated in the Company's historical financial statements effective January 1, 1996. The AJM Acquisition will be accounted for using the purchase method of accounting effective October 1, 1996.

     These unaudited pro forma financial statements should be read in conjunction with the historical financial statements of the Company, the IMI Titanium Business, AJM and THT, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Offering Memorandum. The unaudited pro forma financial statements do not reflect any incremental sales or cost savings that the Company may achieve from the combinations. The unaudited pro forma financial statements do not purport to be indicative of the results which actually would have been obtained if the IMI Titanium Acquisition and the AJM Acquisition had been effected on the dates indicated or of the results which may be obtained in the future.

     Although information as to the fair values, for purchase accounting purposes, of the aforementioned acquisitions' individual assets and liabilities is not complete, a preliminary estimate of the allocation of the purchase price was made on the basis of available information. The actual allocation of the purchase price may be different from that reflected in the unaudited pro forma condensed consolidated financial statements. Such differences would result from adjustments in the purchase price and refinements in the estimates of fair values of the net assets acquired. However, the Company does not expect such adjustments and refinements in estimates to materially affect the pro forma information as presented.

     All financial information reflected in the unaudited pro forma financial statements is presented in accordance with U.S. generally accepted accounting principles, is reported in U.S. dollars, and reflects the 1996 Stock Split for all periods presented.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
  Titanium Metals Corporation:

     We have reviewed the pro forma adjustments reflecting the transactions described in the notes to Unaudited Pro Forma Condensed Consolidated Financial Statements and the application of those adjustments to the historical amounts in the accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet of Titanium Metals Corporation and Subsidiaries ("TIMET") as of September 29, 1996, and the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and for the nine-month period ended September 29, 1996. These historical financial statements are derived from the historical audited and unaudited financial statements of TIMET, which were audited or reviewed by us, and of the IMI Titanium Business, Axel Johnson Metals, Inc. and Titanium Hearth Technologies, which were audited or reviewed by other accountants, appearing elsewhere herein. Such pro forma adjustments are based on management's assumptions as described in the notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. Our review was conducted in accordance with standards established by the American Institute of Certified Public Accountants.

     A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion.

     The objective of this pro forma financial information is to show what the significant effects on the historical information might have been had the transactions described in the notes to Unaudited Pro Forma Condensed Consolidated Financial Statements occurred at an earlier date. However, the Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of the results of operations that would have been attained had the above-mentioned transactions actually occurred earlier.

     Based on our review, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the transactions described in the notes to Unaudited Pro Forma Condensed Consolidated Financial Statements, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column does not reflect the proper application of those adjustments to the historical financial statement amounts in the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 29, 1996, and the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and for the nine-month period ended September 29, 1996.

                                            COOPERS & LYBRAND, L.L.P.

Denver, Colorado
November 20, 1996

                  TITANIUM METALS CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 29, 1996
                                 (IN MILLIONS)

                                     ASSETS

                                                                 HISTORICAL
                                                         --------------------------      PRO FORMA        PRO FORMA
                                                         TIMET       AJM       THT      ADJUSTMENTS      CONSOLIDATED
                                                         ------     -----     -----     -----------      ------------
Current assets:
  Cash and cash equivalents............................  $  2.2     $  --     $  .1       $    --           $  2.3
  Accounts and notes receivable, net...................    99.2       2.6      11.2            --            113.0
  Receivable from related parties......................     1.4       4.3       1.5          (5.7)(b)          1.5
  Inventories..........................................   140.7       4.1      16.3           3.5 (a)        164.6
  Prepaid expenses.....................................     7.5        --        --            --              7.5
  Deferred income taxes................................     1.4        .5        --           (.5)(a)          1.4
                                                         ------     -----     -----        ------           ------
        Total current assets...........................   252.4      11.5      29.1          (2.7)           290.3
                                                         ------     -----     -----        ------           ------
Other assets:
  Investment in joint ventures.........................    19.9      13.7        --         (19.7)(c)           .2
                                                                                            (13.7)(d)
  Goodwill, net........................................    10.1        --        --          50.9 (a)         59.6
                                                                                             (1.4)(c)
  Other................................................    12.5        .5        --          13.5 (a)         26.5
                                                         ------     -----     -----        ------           ------
        Total other assets.............................    42.5      14.2        --          29.6             86.3
                                                         ------     -----     -----        ------           ------
Property and equipment.................................   220.6      20.7      24.1         (16.3)(a)        249.1
Less accumulated depreciation..........................    39.2      12.1       4.2         (16.3)(a)         39.2
                                                         ------     -----     -----        ------           ------
        Net property and equipment.....................   181.4       8.6      19.9            --            209.9
                                                         ------     -----     -----        ------           ------
                                                         $476.3     $34.3     $49.0       $  26.9           $586.5
                                                         ======     =====     =====        ======           ======

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable........................................  $  1.1     $  --     $  --       $    --           $  1.1
  Current maturities of long-term debt.................     1.5        --       6.3          97.0 (e)        104.8
  Payable to related parties...........................     1.5        --       4.3          (5.7)(b)           .1
  Accounts payable and accrued liabilities.............   106.8       6.0       3.6          (2.0)(a)        114.4
  Deferred income taxes................................     1.3        --        --            --              1.3
  Income taxes.........................................     7.3        --        --            --              7.3
                                                         ------     -----     -----        ------           ------
        Total current liabilities......................   119.5       6.0      14.2          89.3            229.0
                                                         ------     -----     -----        ------           ------
Noncurrent liabilities:
  Long-term debt.......................................     1.5        --        --            --              1.5
  Capital lease obligations to related parties.........     9.8        --        --            --              9.8
  Payable to related parties...........................     1.3        --        --            --              1.3
  Accrued postretirement benefit cost..................    28.0        --        --            --             28.0
  Accrued pension cost.................................     5.6        --        --            --              5.6
  Deferred income taxes................................     8.7       2.7        --          (2.7)(a)          8.7
  Other................................................     2.7        .7        --            --              3.4
                                                         ------     -----     -----        ------           ------
        Total noncurrent liabilities...................    57.6       3.4        --          (2.7)            58.3
                                                         ------     -----     -----        ------           ------
Minority interest......................................     3.3        --        --            --              3.3
                                                         ------     -----     -----        ------           ------
Stockholders' equity:
  Common stock.........................................      .3        --        --            --               .3
  Additional paid-in capital...........................   345.8        --      19.0         (19.0)(a)        345.8
  Retained earnings (accumulated deficit)..............   (49.2)     24.9      15.8         (13.7)(d)        (49.2)
                                                                                             (5.9)(a)
                                                                                            (21.1)(c)
  Other................................................    (1.0)       --        --            --             (1.0)
                                                         ------     -----     -----        ------           ------
        Total stockholders' equity.....................   295.9      24.9      34.8         (59.7)           295.9
                                                         ------     -----     -----        ------           ------
                                                         $476.3     $34.3     $49.0       $  26.9           $586.5
                                                         ======     =====     =====        ======           ======

                  TITANIUM METALS CORPORATION AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 29, 1996
                                 (IN MILLIONS)

NOTE 1 -- BASIS OF PRESENTATION:

     The unaudited Pro Forma Condensed Consolidated Balance Sheet has been prepared assuming that the acquisition (the "AJM Acquisition") of Axel Johnson Metals, Inc. ("AJM") occurred as of September 29, 1996. Prior to this acquisition, AJM and TIMET both owned a 50% interest in Titanium Hearth Technologies (THT). As a result of the acquisition, TIMET now owns 100% of THT.

     The estimated cost of the AJM Acquisition is summarized below:

    Costs of the AJM Acquisition:
      Cash.......................................................................  $96.0
      Transaction and other direct costs.........................................    1.0
                                                                                   -----
                                                                                   $97.0
                                                                                   =====
    Purchase accounting adjustments:
      Historical carrying amount of net assets acquired..........................  $24.9
      Purchase accounting adjustments:
         Inventories.............................................................    3.5
         Intangibles, $5 million for a non-compete agreement and $8.5 million for
          patents................................................................   13.5
         Goodwill................................................................   50.9
         Liabilities assumed by AJM's parent company.............................    2.0
         Deferred income taxes...................................................    2.2
                                                                                   -----
                                                                                   $97.0
                                                                                   =====

NOTE 2 -- PRO FORMA ADJUSTMENTS:

     (a) Record purchase price and initial allocation to assets acquired and liabilities assumed.

     (b) To eliminate intercompany account balances.

     (c) To eliminate the investment in THT recorded by TIMET.

     (d) To eliminate the investment in THT recorded by AJM.

     (e) To record debt incurred by TIMET for the purchase of AJM.

                  TITANIUM METALS CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                              FOR FISCAL YEAR 1995
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                      PRO FORMA
                                                     ADJUSTMENTS                                       PRO FORMA
                                           IMI           IMI                                          ADJUSTMENTS
                                         TITANIUM     TITANIUM       PRO FORMA                          AJM/THT       PRO FORMA
                               TIMET     BUSINESS     (NOTE 2)      CONSOLIDATED     AJM      THT      (NOTE 3)      CONSOLIDATED
                               ------    --------    -----------    ------------    -----    -----    -----------    ------------
Revenues and other income:
  Net sales..................  $184.7     $147.2        $  --          $331.9       $23.7    $47.1      $ (22.7)(c)     $380.0
  Equity in earnings of joint
    ventures.................     4.8         --           --             4.8         4.9       --         (8.8)(d)         .9
  Other, net.................      .4         --           --              .4          .4       --           --             .8
                               ------    --------    -----------    ------------    -----    -----    -----------    ------------
                                189.9      147.2           --           337.1        29.0     47.1        (31.5)         381.7
                               ------    --------    -----------    ------------    -----    -----    -----------    ------------
Costs and expenses:
  Cost of sales..............   170.7      167.6(1)       1.1(a)        338.8        20.7     33.2        (21.2)(c) )
                                                          (.6)(b)                                           5.3 (a) )    380.3
                                                                                                            3.5 (e) )
Selling, general,
    administrative and
    development..............    14.0       12.3           --            26.3         2.2      5.4           --           33.9
  Special charges (credit)...    (1.2)       5.0           --             3.8          --       --           --            3.8
  Interest...................    10.4        8.9         (6.0)(c)        14.9          .2       .6          8.7(f)        24.4
                                                          1.6(d)
                               ------    --------    -----------    ------------    -----    -----    -----------    ------------
                                193.9      193.8         (3.9)          383.8        23.1     39.2         (3.7)         442.4
                               ------    --------    -----------    ------------    -----    -----    -----------    ------------
        Income (loss) before
          income taxes,
          minority interest
          and preacquisition
          earnings...........    (4.0)     (46.6)         3.9           (46.7)        5.9      7.9        (27.8)         (60.7)
Income tax benefit
  (expense)..................     (.2)      13.8         (1.6)(e)        12.0        (2.3)      --          2.4(b)        12.1
                               ------    --------    -----------    ------------    -----    -----    -----------    ------------
        Net income (loss)....  $ (4.2)    $(32.8)       $ 2.3          $(34.7)      $ 3.6    $ 7.9      $ (25.4)        $(48.6)
                               ======    ========    ===========    ============    =====    =====    ===========    ============
Net loss per common share....  $ (.27)                                 $(1.39)                                          $(1.94)
                               ======                               ============                                     ============
Weighted average common
  shares
  outstanding................    15.4                     9.6(f)         25.0                                             25.0
                               ======                ===========    ============                                     ============

---------------

(1) IMI Titanium Business cost of sales includes charges of $16.1 million for customer contract losses and other charges incurred in 1995.

                  TITANIUM METALS CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                              FOR FISCAL YEAR 1995
                        (IN MILLIONS, EXCEPT SHARE DATA)

NOTE 1 -- BASIS OF PRESENTATION:

     The unaudited Pro Forma Condensed Consolidated Statement of Operations has been prepared assuming the following transactions occurred as of the beginning of fiscal 1995: (i) the IMI Titanium Acquisition, (ii) IMI's December 1995 $80 million capital contribution of related party indebtedness previously owed to IMI by the IMI Titanium Business, (iii) the IMI Titanium Business entered into long-term capital leases with IMI principally covering its Witton, England production facilities, and purchased its previously leased Waunarlwydd, Wales facility from IMI for $1.6 million, and (iv) the AJM Acquisition. Prior to the acquisition, AJM and TIMET both owned a 50% interest in Titanium Hearth Technologies (THT). As a result of the acquisition, TIMET now owns 100% of THT.

     The estimated cost of the IMI Titanium Acquisition is summarized below:

    Costs of the IMI Titanium Acquisition:
      Issuance of 9.6 million shares of common stock to IMI......................  $70.0
      Cash.......................................................................     .1
      Transaction and other direct costs.........................................    2.2
                                                                                   -----
                                                                                   $72.3
                                                                                   =====
    Purchase accounting adjustments:
      Historical carrying amount of net assets acquired..........................  $60.6
      Purchase accounting adjustments:
         Property and equipment, net.............................................    4.0
         Goodwill and intangibles, including $4 million for patents..............   11.2
         Pension liabilities.....................................................   (1.0)
         Severance and other liabilities.........................................    (.5)
         Deferred income taxes, net..............................................   (2.0)
                                                                                   -----
                                                                                   $72.3
                                                                                   =====

     The estimated cost of the AJM Acquisition is summarized below:

    Costs of the AJM Acquisition:
      Cash.......................................................................  $96.0
      Transaction and other direct costs.........................................    1.0
                                                                                   -----
                                                                                   $97.0
                                                                                   =====
    Purchase accounting adjustments:
      Historical carrying amount of net assets acquired..........................  $24.9
      Purchase accounting adjustments:
         Inventories.............................................................    3.5
         Intangibles, $5 million for a non-compete agreement and $8.5 million for
          patents................................................................   13.5
         Goodwill................................................................   50.9
         Liabilities assumed by AJM's parent company.............................    2.0
         Deferred income taxes...................................................    2.2
                                                                                   -----
                                                                                   $97.0
                                                                                   =====

                  TITANIUM METALS CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENT OF OPERATIONS -- (CONTINUED)
                              FOR FISCAL YEAR 1995
                        (IN MILLIONS, EXCEPT SHARE DATA)

NOTE 2 -- PRO FORMA ADJUSTMENTS, IMI TITANIUM ACQUISITION:

     (a) Additional depreciation and amortization expense resulting from purchase accounting basis differences:

         Intangibles (patents) amortized over their average remaining lives of 9 years..................................................................  $ .4
         Depreciation of property and equipment over 15 years.....................    .3
         Goodwill amortized over 15 years.........................................    .4
                                                                                    ----
                                                                                    $1.1
                                                                                    ====

     (b) Reflects the net effect of (i) increased depreciation expense of $.3 million principally related to the Witton, England facility (leased under a thirty-year capital lease with IMI entered into in connection with the IMI Titanium Acquisition), (ii) increased depreciation expense of $.1 million on the Waunarlwydd, Wales facility (purchased in 1995 in contemplation of the IMI Titanium Acquisition and depreciated over 15 years), and (iii) reduced rent expense of $1.0 million in respect of the aforementioned facilities.

     (c) Eliminate interest expense associated with the $80 million capital contribution of related party indebtedness at an average interest rate of 7.5%.

     (d) Interest expense of $2.0 million on $20 million of subordinated debt issued to IMI at 10.4% and interest expense of $1.0 million related to the capital lease obligations, offset by elimination of $1.4 million of interest expense on $20 million of intercompany indebtedness.

     (e) Tax effects at the U.K. statutory rate of 33% on other pro forma adjustments, except for goodwill amortization reflected in (a) above and U.S. related interest in (d) above which would increase the Company's U.S. losses for which no associated tax benefit was available.

     (f) Reflects shares issued to IMI in connection with the IMI Titanium Acquisition.

NOTE 3 -- PRO FORMA ADJUSTMENTS, AJM ACQUISITION:

     (a) Additional amortization expense resulting from purchase accounting basis differences:

         Intangibles (patents) amortized over their average remaining lives of
          10 years.............................................................     $ .9
         Goodwill amortized over 15 years......................................      3.4
         Amortization of non-compete agreement over 5 years....................      1.0
                                                                                    ----
                                                                                    $5.3
                                                                                    ====

     (b) Tax effects differ from the U.S. statutory rate of 35% on pro forma adjustments due to no benefit being available on losses.

     (c) Adjustment to eliminate sales and cost of sales for intercompany sales between AJM, TIMET and THT.

     (d) To eliminate the equity in THT earnings recorded by TIMET and AJM.

     (e) To record the additional cost of sales applicable to the excess purchase price allocated to inventories.

                  TITANIUM METALS CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENT OF OPERATIONS -- (CONTINUED)
                              FOR FISCAL YEAR 1995
                        (IN MILLIONS, EXCEPT SHARE DATA)

     (f) To record interest expense (at 9% per annum) applicable to the $97 million of new debt TIMET incurred for the purchase of AJM.

NOTE 4 -- NONRECURRING COSTS:

     The unaudited Pro Forma Condensed Consolidated Statement of Operations does not include non-recurring charges resulting from the IMI Titanium Acquisition and related integration of the IMI Titanium Business. Certain key executive officers of the Company received approximately 93,000 shares of the Company's Class B common stock and cash payments with a combined value of approximately $3 million ($1.5 million common stock and $1.5 million cash) in consideration for their services in connection with the IMI Titanium Acquisition. The Class B common stock converted into Common Stock in connection with the Stock Offering. The Company will also incur integration costs relating to the transfer of certain manufacturing process technology, relocation of personnel, and consolidation of certain facilities, including the closure of the Company's original U.K. facilities. Anticipated integration costs for fiscal 1996 are summarized as follows:

        Facilities consolidation..............................................  $ .3
        Relocation of personnel...............................................    .6
        Manufacturing process technology transfer.............................    .6
        Other.................................................................    .5
                                                                                ----
                                                                                $2.0
                                                                                ====

     Compensation expense related to the aforementioned consideration and certain integration costs aggregating $4.7 million were recorded as a charge to the Company's operating income in the first nine months of 1996. Integration costs are charged to operations as incurred.

                  TITANIUM METALS CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 29, 1996
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                   PRO FORMA                         PRO FORMA
                                                  ADJUSTMENTS                       ADJUSTMENTS
                                                  IMI TITANIUM                        AJM/THT        PRO FORMA
                                        TIMET       (NOTE 2)       AJM      THT      (NOTE 3)       CONSOLIDATED
                                        ------    ------------    -----    -----    -----------     ------------
Revenues and other income:
  Net sales............................ $349.8        $ --        $21.2    $58.1      $ (22.0)(c)      $407.1
  Equity in earnings of joint
     ventures..........................    6.0          --          5.9       --        (11.9)(d)          --
  Other, net...........................     .6          --           --       --           --              .6
                                        ------         ---        -----    -----      -------          ------
                                         356.4          --         27.1     58.1        (33.9)          407.7
                                        ------         ---        -----    -----      -------          ------
Costs and expenses:
  Cost of sales........................  294.1          --         17.9     41.1        (20.1)(c)       337.0
                                                                                          4.0(a)
  Selling, general and administrative
     and development...................   18.6          --          2.0      4.6           --            25.2
  Special charges......................    4.7          --           .9       --           --             5.6
  Interest.............................    7.3          --           .1       .5          6.5(e)         14.4
                                        ------         ---        -----    -----      -------          ------
                                         324.7          --         20.9     46.2         (9.6)          382.2
                                        ------         ---        -----    -----      -------          ------
Income (loss) before income taxes,
  minority interest and preacquisition
  earnings.............................   31.7          --          6.2     11.9        (24.3)           25.5
Income tax expense (benefit)...........    7.8          --          2.4       --         (3.8)(b)         6.4
Preacquisition earnings................    (.4)         .4(a)        --       --           --              --
                                        ------         ---        -----    -----      -------          ------
          Net Income (loss)............ $ 23.5        $ .4        $ 3.8    $11.9      $ (20.5)         $ 19.1
                                        ======         ===        =====    =====      =======          ======
Net income per common share............ $  .89                                                         $  .68
                                        ======                                                         ======
Weighted average common shares
  outstanding..........................   26.3         1.6(b)                                            27.9
                                        ======         ===                                             ======

                  TITANIUM METALS CORPORATION AND SUBSIDIARIES

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 29, 1996
                        (IN MILLIONS, EXCEPT SHARE DATA)

NOTE 1 -- BASIS OF PRESENTATION:

     The unaudited Pro Forma Condensed Consolidated Statement of Operations has been prepared assuming the IMI Titanium Acquisition and the AJM Acquisition occurred at the beginning of fiscal 1995. Prior to the AJM acquisition, AJM and TIMET both owned a 50% interest in Titanium Hearth Technologies (THT). As a result of the acquisition, TIMET now owns 100% of THT.

NOTE 2 -- PRO FORMA ADJUSTMENTS IMI TITANIUM:

     (a) Elimination of preacquisition earnings.

     (b) Adjustment to reflect shares issued to IMI in connection with the IMI Titanium Acquisition as of the beginning of fiscal 1995.

NOTE 3 -- PRO FORMA ADJUSTMENTS AXEL JOHNSON METALS:

     (a) Additional amortization expense resulting from purchase accounting basis differences:

        Intangibles (patents) amortized over their average remaining lives of
          10 years............................................................  $ .6
        Goodwill amortized over 15 years......................................   2.6
        Amortization of non-compete agreement over 5 years....................    .8
                                                                                ----
                                                                                $4.0
                                                                                ====

     (b) Tax effects differ from the U.S. statutory rate of 35% on pro forma adjustments due to the effect of net operating loss carryforwards.

     (c) Adjustment to eliminate sales and cost of sales for intercompany sales between AJM, TIMET and THT.

     (d) To eliminate the equity in THT earnings recorded by TIMET and AJM.

     (e) To record interest expense (at 9% per annum) applicable to the $97 million of new debt TIMET incurred for the purchase of AJM.

NOTE 4 -- NONRECURRING COSTS:

     See Note 4 to the unaudited Pro Forma Condensed Consolidated Statement of Operations for fiscal year 1995 regarding non-recurring charges resulting from the IMI Titanium Acquisition and related integration of the IMI Titanium Business.